Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan and Kymera Therapeutics, Inc. Amended and Restated 2020 Employee Stock Purchase Plan of our reports dated February 27, 2025, with respect to the consolidated financial statements of Kymera Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Kymera Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 27, 2025